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EXHIBIT 10.100
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                       SETTLEMENT AGREEMENT


THIS SETTLEMENT AGREEMENT ("Agreement") is entered into this 29th day of November, 2000 by and between CTC Telecom, lnc., an Idaho corporation ("CTC"), Cyberhighway, Inc., an Idaho corporation ("Cyberhighway") and USURF America, Inc., a Nevada corporation ("USURF"). CTC, Cyberhighway, and USURF may be referred to individually as a "Party" or collectively as the "Parties."


                                RECITALS


A. On September 29, 2000, CTC, Hawkins-Smith, and Pro People Staffing, Inc. (together with the parties referenced in Recital B, collectively referenced as "Petitioners") filed an involuntary bankruptcy petition against Cyberhighway, Inc. under 11 U.S.C. 303 ("Petition") in the United States Bankruptcy Court, District of Idaho ("Court"). The Petition is referred to in the Court records as Case No. 00-02454-JDP.


B. On October 18, 2000, KTVB-NBC Idaho's NewsChanne17 and Arcom joined the action as additional Petitioners under 11 U.S.C. 303(c).


C. Cyberhighway has contested the Petition by filing a Motion to Dismiss and Motion to require a Bond on October 23, 2000 in the Bankruptcy Court. Cyberhighway has further made allegations of bad faith against CTC and the Petitioners.


D. The Parties desire to avoid the expense of further litigation and are willing to resolve this matter on the terms and conditions contained herein.


                                                   AGREEMENT


In consideration of the above recitals, which are incorporated herein, and the covenants contained in this Agreement, the Parties agree as follows:


I. Condition Precedent. This Agreement shall not be effective until executed by all Parties and until all Petitioners have consented in writing to withdraw the Petition.


2.  ~ovenants of CTC.


2(a). CTC will withdraw its Petition and will move the Court to hold a hearing to dismiss the Petition under 11 U.S.C. 303(j)(2). CTC will also draft and file with the Court a Motion to Dismiss and a proposed Order indicating that the Petitioners, Cyberhighway and USURF consent to the dismissal of the Petition and request that the Court dismiss the Petition.


2(b ). CTC will request all other Petitioners to consent to the dismissal of the Petition. Notwithstanding the foregoing, CTC has no obligation to procure the consent of the other Petitioners, who are independent entities and who will or will not consent on their own volition.


3.  Covenants of Cyberhighway and USURF.


3(a). Cyberhighway and USURF consent to the withdrawal and dismissal of the Petition under 11 U.S.C. 303(j)(2).


3(b ). Cyberhighway will draft and submit a notice to all creditors of Cyberhighway, informing them of the proposed dismissal, which notice shall comply with 11 U.S.C. 303(j). A copy of the Agreement will be provided by Cyberhighway to any creditor of Cyberhighway that requests it.


3(c). Cyberhighway and USURF waive and release any and all rights to pursue or obtain a judgment related in any way to the filing of the Petition, including but not limited to any right under 11 U.S.C. 303 and its subsections. By way of notice to creditors, the Agreement does not provide for payment of money by Cyberhighway and/or USURF to any of the Petitioners.


3(d). Cyberhighway and USURF will not pursue any claims, including but not limited to bad faith claims and claims under Bankruptcy Rule 9011, it may or may not have against CTC, Givens Pursley LLP or its attorneys or the Petitioners.


4. Public Statements. Cyberhighway, USURF , and CTC, including their shareholders, officers, directors, attorneys, employees, agents, and representatives, covenant not to release publically, except as mandated by law or regulation, and will not allow or suffer any public release of any information regarding this Agreement, the filing of the Petition, or the dismissal of the Petition without the prior written approval of each other. A breach of this covenant shall entitle the non-breaching party to damages in the amount of $20,000, the Parties hereby agreeing that such damages are a reasonable forecast of the harm that may be caused by such a breach.


It is further understood that it will be necessary to disclose the terms of this Agreement to the court as part of the joint dismissal process and to any creditor of Cyberhighway that requests disclosure of the Agreement.
This necessary disclosure shall not be deemed a violation of this provision.


5. Corporate Authority. Each individual executing this Agreement on behalf of an entity represents and warrants that such individual is duly authorized to execute and deliver this Agreement on behalf of said entity in accordance with duly adopted organizational documents or agreements and a resolution of the entity, and that this Agreement is binding upon said entity in accordance with its terms. Cyberhighway and USURF will deliver to CTC a certified copy of proof of such authority of each entity authorizing the execution of this Agreement.


6. Dismissal of Petition without Prejudice. The Parties agree that the dismissal of the Petition, as contemplated by this Agreement, does not preclude the Petitioners from filing a separate involuntary petition under 11 U.S.C. 303 nor does it preclude the Petitioners from pursuing any other remedy available at law or equity against Cyberhighway or USURF.


7.  Comprehensive Release of Claims Between Cyberhighway, USURF, and CTC.


7(a). Release of Claims Between Cyberhighway, USURF and CTC. Cyberhighway and USURF, on behalf of themselves and their respective successors, assigns. parents. affiliates. shareholders, members, officers, directors, partners, employees, agents, attorneys, and representatives, hereby unconditionally release and discharge the Petitioners and their successors, assigns, parents, affiliates, shareholders, members, officers, directorst partners. employees, agents. attorneys, and representatives from any and all liabilities, indebtedness claims, defenses, demands, liens, agreements, contracts, covenants, actions, suits, causes of action, controversies, debts, costs, expenses, damages, judgments. orders, and obligations of whatever kind or nature in law, equity or otherwise, whether now known or unknown, whether suspected or unsuspected and whether concealed or hidden, that Cyberhighway or USURF now own, hold or have at any time heretofore owned or held, or causes of action of any kind whatsoever that Cyberhighway or USURF might otherwise have against the Petitioner CTC.


Cyberhigbway and USURF further covenant that no other party has interest in, nor has Cyberhighway or USURF assigned or otherwise transferred any interest in any claim or claims which may have been created by the filing of this Petition. In the event Cyberhighway or USURF breach this covenant, Cyberhighway and USURF agree to indemnify, defend, and hold harmless CTC and the Petitioners from any and all liabilities, claims, demands, obligations, damages, costs, expenses and attorneys' fees as a result of anyone asserting such interest, assignment, or transfer.


CTC, on behalf of itself and its successors, assigns, parents, affiliates, shareholders, members, officers, directors, partners. employees, agents, attorneys and representatives, hereby unconditionally release and discharge Cyberhighway and USURF and their successors, assigns, parents, affiliates, shareholders, members, officers, directors, partners, employees, agents, attorneys, and representatives, from any and all liabilities, indebtedness, claims, defenses, demands. liens, agreements, contracts, covenants, actions suits, causes of action, controversies, debts, costs, expenses, damages, judgments, orders, and obligations of whatever kind or nature in law, equity, or otherwise, whether now known or unknown, whether suspected or unsuspected and wether concealed or hidden, that CTC now owns, holds, or has at any time heretofore owned or held or causes of action of any kind whatsoever that might otherwise have against Cyberhighway or USURF.


CTC further covenants that no other party has interest in, nor has CTC assigned or otherwise transferred any interest in any claim or claims which may have been created by the filing of this Petition. In the event CTC breaches this covenant, CTC agrees to indemnify, defend and hold harmless Cyberhighway and USURF and the Petitioners from any and all liabilities, claims, demands, obligations, damages, costs, expenses and attorneys' fees as a result of anyone asserting such interest, assignment, or transfer.


7(b ). Release of Claims Between Cyberhighway, USURF, and the Other Petitioner's. Cyberhighway and USURF, on behalf of themselves and their respective successors, assigns, parents, affiliates, shareholders, members, officers, directors, partners, employees, agents, attorneys, and representatives, from any and all liabilities, indebtedness, claims, defenses, demands, liens, agreements, contracts, covenants, actions, suits, causes of action, controversies, debts, costs, expenses. damages, judgments, orders and obligations of whatever kind or nature in law, equity, or otherwise, whether now known or unknown, whether suspected or unsuspected, and whether concealed or hidden, that Cyberhighway or USURF now own hold, or have at any time heretofore owned or held, or causes of action of any kind whatsoever that Cyberhighway or USURF might otherwise have against the Petitioners Hawkins-Smith, Pro People Staffmg, Inc., KTVB-NBC Idaho's NewsChanne11 and Arcom (hereafter "Other Petitioners") on account of or following from or in any way related to the Petition.


Cyberhighway and USURF further covenant that no other party has an interest in, nor has Cyberhigbway or USURF assigned or otherwise transferred any interest in any claim or claims which may have been created by the filing of this Petition. In the event Cyberhighway or USURF breach this covenant, Cyberhighway and USURF agree to indemnify, defend, and hold hannless the Other Petitioners from any and all liabilities, claims, demands, obligations, damages, costs, expenses and attorneys' fees as a result of anyone asserting such interest, assignment, or transfer.


8. Waiver. Cyberhighway and USURF agree to assume the risk of any and all unknown, unanticipated, or misunderstood claims, causes of action, contracts, liabilities, indebtedness, or obligations that are released by this Agreement in favor of the Petitioners, and hereby waive and release all rights and benefits that they might otherwise have with regard to the release of such unknown, unanticipated, or misunderstood claims, causes of action, liabilities, indebtedness, and obligations. Similarly, to the extent if any that such laws may be applicable, Cyberhighway and USURF waive the benefit of and release the Petitioners from liability in connection with any other law that might limit or restrict the effectiveness or scope of any of the waivers or releases under this Agreement.


9. Retained Claims. Notwithstanding any other provision in this Agreement, the Other Petitioners retain any and all rights and claims they may have against Cyberhighway and/or USURF and may pursue any remedies available to enforce those rights or claims.


10. Attorneys Fees and Costs. Each Party hereto will bear its own attorneys' fees and costs arising out of or related to the Petition and this Agreement and no claim shall be made therefor. Petitioners shall not be obligated to pay any of the attorneys' fees incurred by the shareholders of either Cyberhighway or USURF, if any.


11.  Miscellaneous.


11.1. No Admission. This Agreement is a compromise of the dispute over the Petition and shall not be treated as an admission that the Petition was filed in bad faith.




11.2. Entire Agreement. This Agreement, together with the Motion to Dismiss, the proposed Order of Dismissal. and the Notice to Creditors, constitute the entire agreement between the Parties and supersedes all prior agreements and understanding of the Parties; there are no warranties, representations or other agreements between the Parties except as expressly set forth herein. No supplementation, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the Party to be bound thereby. The Parties hereto may amend or modify this Agreement in such manner that may be agreed upon by written documents executed by such Parties.


11.3. Further Assurances. In addition to the covenants and promises set forth in this Agreement, each Party agrees to promptly perform, execute and/or deliver or cause to be performed or executed any and all such further acts, documents and assurances as may be reasonably required to carry out the purposes of this Agreement, including but not limited to participation in the hearing required by 11 U.S.C. 303(j).


11.4. Severability. If any term or provision of this Agreement shall, to any extent be determined by a court of competent jurisdiction to be invalid or unenforceable and such terms may not be modified or cured, the remainder of this Agreement shall not be effected thereby, and each term and provision of this Agreement shall be valid and be enforceable to the fullest extent permitted by law; and it is the intention of the Parties that if any provision of this Agreement is capable of two constructions, one of which would render the provision void and the other of which would render the provision valid, the provision shall have the meaning which renders it valid.


11.5. Attorneys' Fees. In the event of any controversy, claim or action being filed or instituted between the Parties, or the shareholders of the Parties, to enforce the terms and conditions of this Agreement, or arising from the breach of any provision hereof, the prevailing party shall be entitled to all costs, damages and expenses, including reasonable attorneys' fees through all levels of action (including bankruptcy or appellate proceedings), incurred by the prevailing party, whether or not such controversy or claim is litigated or prosecuted to judgment. The prevailing party will be that party who is awarded judgment as a result of trial or arbitration or who receives a payment of money or other concession or agreements from the other party in settlement of claims asserted by that party.


11.6. Exhibits and Recitals. All recitaIs to this Agreement and any exhibits attached hereto are incorporated herein by this reference as if set forth in full. However. in the event of any conflict between such recitals and/or exhibits and the text of this Agreement, this Agreement shall control.


11.7. Counterparts and Fax signatures. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission shall be as effective as delivery of an original signed copy.


11.8. Interpretation. The Parties acknowledge that all Parties to this Agreement are represented by counsel and agree this Agreement shall not be construed against the drafting party.


IN WI1NESS WHEREOF, the undersigned have executed this Agreement effective on the day and year first written above.


CTC:                         CTC TELECOM, INC., an Idaho corporation


                                  By: /s/
                                  Its:


CYBERHIGHWAY:    CYBERHIGHWAY, INC., an Idaho corporation


                                  By:/s/
                                  Its:


USURF:                     USURF AMERICA, INC., a Nevada corporation


                                  By: /s/
                                  Its:


The undersigned counsel have approved the form of this Settlement Agreement.



Counsel for CTC;                            Counsel for Cyberhighway and
USURF:



/s/                                                    /s/
Kelly Greene McConnell                 Patrick McGrew